Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endava plc:
We consent to the incorporation by reference in the registration statements (No. 333-228717) on Form S-8 and (No. 333-229213) on Form F-3 of our reports dated September 28, 2021, with respect to the consolidated financial statements of Endava plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
London, United Kingdom
September 28, 2021